As filed with the Securities and Exchange Commission on April 1, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERSPECTIVE THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1458152
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
2401 Elliott Avenue, Suite 320, Seattle, Washington	98121
(Address of Principal Executive Offices)	(Zip Code)

Perspective Therapeutics, Inc. Second Amended and Restated 2020 Equity Incentive Plan

(Full Title of the Plan)

Johan (Thijs) Spoor

Chief Executive Officer

Perspective Therapeutics, Inc.

2401 Elliott Avenue, Suite 320

Seattle, Washington 98121

(Name and Address of Agent For Service)

(206) 676-0900

(Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Andrew L. Strong, Esq. Stephen M. Nicolai, Esq. Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, Texas 77002 (713) 632-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer ☒	Smaller reporting company	☒

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Perspective Therapeutics, Inc., a Delaware corporation (the “Registrant”), to register an aggregate of 30,299,077 additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Registrant’s Second Amended and Restated 2020 Equity Incentive Plan (the “2020 Plan”), consisting of (i) an additional 10,000,000 shares of Common Stock approved by the Registrant’s stockholders at the Registrant’s 2023 Annual Meeting of Stockholders and (ii) an additional 20,299,077 shares of Common Stock added to the 2020 Plan on April 1, 2024 pursuant to the 2020 Plan’s “evergreen” provision. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference the contents of: (i) the registration statement on Form S-8 (File No. 333-236024) filed by the Registrant on January 23, 2020 relating to the 2020 Plan; (ii) the registration statement on Form S-8 (File No. 333-262413) filed by the Registrant on January 28, 2022 relating to the 2020 Plan; and (iii) the registration statement on Form S-8 (File No. 333-273796) filed by the Registrant on August 8, 2023 relating to the 2020 Plan, in each case, except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement on Form S-8 omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this registration statement as of their respective dates:

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 28, 2024;

●

the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 3, 2024, January 5, 2024, January 11, 2024 (as amended by the Current Report on Form 8-K/A filed on January 17, 2024), January 17, 2024, January 17, 2024, January 22, 2024, February 5, 2024, March 6, 2024, March, 8, 2024, March 19, 2024 and March 25, 2024; and

●

the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on April 12, 2007, as updated by Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) generally permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (i) with respect to directors and officers, any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) with respect to directors and officers, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) with respect to directors, payments of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL; (iv) with respect to directors and officers, any transaction from which the director or officer derived an improper personal benefit; or (v) with respect to officers, any action by or in the right of the corporation.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which such person is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s Certificate of Incorporation provides that: (i) it shall indemnify and hold harmless its directors and officers against all liability and loss suffered and expenses reasonably incurred to the fullest extent permitted by the DGCL; (ii) it shall, upon satisfaction of certain conditions, advance the expenses incurred by its directors and officers in connection with certain legal proceedings; (iii) the indemnification rights conferred in the Certificate of Incorporation are not exclusive; and (iv) it is authorized to enter into indemnification agreements with its directors and officers.

The Registrant has entered into or expects to enter into indemnification agreements with each of its directors and executive officers which require it to indemnify them against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the Registrant’s best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant maintains a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which it has lawfully indemnified the directors and officers. The policy contains various exclusions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, executive officers or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Perspective Therapeutics, Inc. as of February 14, 2023, incorporated by reference to Exhibit 3.1 of the Form 8-K filed on February 16, 2023.

4.2	Amended and Restated Bylaws of Perspective Therapeutics, Inc. as of February 14, 2023, incorporated by reference to Exhibit 3.2 of the Form 8-K filed on February 16, 2023.

4.3	Perspective Therapeutics, Inc. Second Amended and Restated 2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Form 8-K filed on October 12, 2023.

5.1*	Opinion of Hogan Lovells US LLP.

23.1*	Consent of Assure CPA, LLC, independent registered public accounting firm.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*         Filed herewith.

Item 9.         Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 1st day of April, 2024.

PERSPECTIVE THERAPEUTICS, INC.

By:	/s/ Johan (Thijs) Spoor
Name:	Johan (Thijs) Spoor
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Johan (Thijs) Spoor and Jonathan Hunt as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Johan (Thijs) Spoor	Chief Executive Officer & Director	April 1, 2024
Johan (Thijs) Spoor	(Principal Executive Officer)

/s/ Jonathan Hunt	Chief Financial Officer	April 1, 2024
Jonathan Hunt	(Co-Principal Financial Officer)

/s/ Mark J. Austin	Vice President of Finance and Corporate Controller	April 1, 2024
Mark J. Austin	(Co-Principal Financial Officer and Principal Accounting Officer)

/s/ Lori A. Woods	Chairperson of the Board of Directors	April 1, 2024
Lori A. Woods

/s/ Heidi Henson	Director	April 1, 2024
Heidi Henson

/s/ Frank Morich, M.D., Ph.D.	Director	April 1, 2024
Frank Morich, M.D., Ph.D.

/s/ Robert F. Williamson, III	Director	April 1, 2024
Robert F. Williamson, III